Exhibit 99.1

NEW YORK, October 2, 2018

Voya Financial Announces Final Results of Cash

Tender Offers for Debt Securities

Voya Financial, Inc. (NYSE: VOYA) (“Voya”) announced today the final results, as of 11:59 p.m., New York City time, on October 1, 2018 (the “Expiration Date”), of its previously announced cash tender offers (the “Tender Offers”) to purchase the notes and debentures (the “Securities”) of Voya and Voya Holdings Inc., a Connecticut corporation and wholly-owned subsidiary of Voya, listed in the table below.

The table below sets forth the principal amount of each series of Securities validly tendered and not withdrawn on or prior to the Expiration Date.

Title of Security	Issuer	CUSIP	Principal Amount Tendered
7.250% Debentures due 2023*	Voya Holdings Inc.	008117 AG8	$ 5,244,000
7.625% Debentures due 2026*	Voya Holdings Inc.	008117 AH6	$ 38,293,000
6.970% Debentures due 2036*	Voya Holdings Inc.	008117 AJ2	$ 14,875,000
5.500% Senior Notes due 2022**	Voya Financial, Inc.	45685E AB2 45685E AA4 U45717 AA0	$141,356,000

*	Guaranteed by ING Groep N.V., a global financial services company based in the Netherlands and Voya’s former parent company.
**	Guaranteed by Voya Holdings Inc.

Voya expects to accept for payment all Securities validly tendered and not validly withdrawn on or prior to the Expiration Date, and payment for the Securities is expected to be made on October 3, 2018.

Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC acted as dealer managers for the Tender Offers.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell the Securities.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com Bill Sutton 860-580-2626 William.Sutton@voya.com	Michael Katz 212-309-8999 IR@voya.com Billy Cheung 212-309-8984 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $528 billion in total assets under management and administration as of June 30, 2018. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine.

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